Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among:

BLUE MARTINI SOFTWARE, INC.
a Delaware corporation;

BLUE MARTINI HOLDINGS CORP. II,
a Delaware corporation;

THE CYBRANT CORP.,
a Delaware corporation

and

DAVE BUCHANAN,
as Stockholders’ Agent

Dated as of April 16, 2002

EXHIBITS

Exhibit A	Certain definitions

Exhibit B	Form of Certificate of Merger

Exhibit C	Form of Stockholder Representation Letter

Exhibit D	Escrow Agreement

Exhibit E-1	Individuals to execute Affiliate Agreements

Exhibit E-2	Form of Affiliate Agreement

Exhibit F	Form of Amendment to Investor Rights Agreement

Exhibit G	Form of Legal Opinion of Brobeck, Phleger & Harrison LLP

Exhibit H	FIRPTA Form

Exhibit I	Form of Release Agreement

Exhibit J	Acknowledgement of Fees

Exhibit K	Unaudited Interim Balance Sheet

AGREEMENT AND PLAN
OF MERGER AND REORGANIZATION

THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (“Agreement”) is made and entered into as of April 16, 2002, by and among: BLUE MARTINI SOFTWARE, INC., a Delaware corporation (“Parent”); BLUE MARTINI HOLDINGS CORP. II, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); THE CYBRANT CORP., a Delaware corporation (the “Company”); and DAVE BUCHANAN, as Stockholders’ Agent.

RECITALS

A.  Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement and the General Corporation Law of the State of Delaware (the “Merger”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

B.  It is intended that the Merger qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

C.  This Agreement has been approved by the respective boards of directors of Parent, Merger Sub and the Company.

AGREEMENT

The parties to this Agreement agree as follows:

SECTION 1.    DESCRIPTION OF TRANSACTION

1.1   Merger of Merger Sub into the Company.    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2   Effect of the Merger.    The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”).

1.3   Effective Time; Deliveries.    On the date hereof, following the execution and delivery of the documents listed in clauses (a)-(m) of this Section 1.3, a properly executed Certificate of Merger in substantially the form attached as Exhibit B, which conforms to the requirements of the DGCL shall be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time such Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such later time as Parent and the Company shall designate in the Certificate of Merger (the “Effective Time”). Contemporaneously with the execution and delivery of this Agreement:

(a)  each Merger Stockholder shall execute and deliver to Parent a Stockholder Representation Letter in the form of Exhibit C;

(b)  Parent, the Escrow Agent and the Company shall enter into an Escrow Agreement in the form of Exhibit D (the “Escrow Agreement”);

(c)  each of the Persons identified on Exhibit E-1 shall execute and deliver to Parent an Affiliate Agreement in the form of Exhibit E-2;

(d)  Parent and each of the Merger Stockholders shall enter into an Amendment to Investor Rights Agreement in the form of Exhibit F;

(e)  the Company shall cause to be delivered to Parent a legal opinion of Brobeck, Phleger & Harrison LLP in the form of Exhibit G;

(f)  the Company shall deliver (i) to Parent a statement and notice in the form of Exhibit H executed by the Company conforming to the requirements of Sections 1.897-2(h)(1) and (2) of the United States Treasury Regulations;

(g)  the Company shall deliver to Parent (i) a certificate pursuant to which the Chief Executive Officer of the Company represents and warrants to Parent that attached to such certificate are resolutions duly adopted by the unanimous consent of the Board of Directors adopting this Agreement and approving the transactions contemplated by this Agreement and (ii) copies of each of the written consents of the Stockholders with respect to the adoption of this Agreement (it being understood that this Agreement shall have been adopted by a minimum of (x) holders of 72.4% of Company Common Stock, (y) holders of 75.0% of Company Preferred Stock and (z) holders of a majority of the shares of Company Common Stock, Series A-1 Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series D Preferred Stock (voting on an as-converted basis), voting together as a single class);

(h)  each of the Merger Stockholders shall deliver to Parent a Release Agreement in the form of Exhibit I;

(i)  the Company shall deliver to Parent a certificate, acceptable to Parent, executed by Eric Larsen to the effect that the consideration Mr. Larsen is to receive pursuant to Section 5.2(b)(iii) and the shares of Series D Preferred Stock that the Company issued to Mr. Larsen immediately prior to the Effective Time are in full satisfaction of all amounts owed to Mr. Larsen pursuant to that certain Letter Agreement dated January 7, 2002 from the Company to Mr. Larsen with respect to Mr. Larsen’s employment with the Company and that Mr. Larsen releases, in a form acceptable to Parent, Parent, the Company and their respective officers and directors from any and all obligations (other than severance obligations) the Company may have under the Letter Agreement; provided, however, that, subject to Sections 1.5, 1.9 and 1.10, the total number of shares of Parent Common Stock that Mr. Larsen shall have the right to receive pursuant to Section 1.5 shall be equal to 72,290;

(j)  the Company shall deliver to Parent evidence reasonably acceptable to Parent of the receipt by the Company of all third-party Consents required to be received in connection with the Merger (including, but not limited to, the Consent of all Company Warrant holders);

(k)  the Company shall deliver to Parent evidence reasonably acceptable to Parent of the termination of the following:

(i)  that certain Fourth Amended and Restated Investors’ Rights Agreement between the Company and certain investors of the Company; and

(ii)  the Company’s 401(k) Plan, effective immediately prior to the Effective Time.

(l)  the Company shall deliver to Parent certificates regarding acknowledgment of fees substantially in the form of Exhibit J from Company’s Counsel; and

(m)  each of the officers and directors of the Company shall have resigned from their positions as officers and directors of the Company and delivered evidence reasonably acceptable to Parent of such resignation to Parent.

1.4   Certificate of Incorporation and Bylaws; Directors and Officers.    Unless otherwise determined by Parent prior to the Effective Time:

(a)  the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Certificate of Incorporation of Merger Sub, except that the name of the Surviving Corporation shall be “The Cybrant Corp.” until thereafter amended as provided by the DGCL and such Certificate of Incorporation;

(b)  the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

(c)  the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the individuals selected by Parent.

1.5   Conversion of Shares.

(a)  Subject to Sections 1.5(c), 1.9 and 1.10, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Stockholder:

(i)  each share of Company Common Stock held in the Company’s treasury as of the Effective Time shall be cancelled and retired and all rights in respect thereof shall cease to exist, without any conversion thereof or payment of any consideration therefor;

(ii)  each share of common stock of Merger Sub then outstanding shall remain outstanding and each certificate therefor shall be converted into one share of common stock of the Surviving Corporation;

(iii)  except as provided in clauses “(i)” and “(ii)” of this sentence, and subject to Sections 1.5(b), 1.5(c), 1.5(d), 1.9 and 1.10, each share of Company Capital Stock then outstanding shall be converted into the right to receive a portion of the Merger Consideration (as defined below) as follows:

(1)  each share of Series D Preferred Stock outstanding immediately prior to the Effective Time shall be converted into a fraction of a share of Parent Common Stock equal to the Series D Exchange Ratio; provided, however, that if the Merger Consideration distributed pursuant to this clause (1) is insufficient to permit payment to such holders of their full preferential amounts set forth in the Company’s Certificate of Incorporation in effect immediately prior to the Effective Time, then the entire Merger Consideration shall be distributed pro rata among the holders of the Series D Preferred Stock (including the holders of Company Warrants exercisable for Series D Preferred Stock);

(2)  if, after full payment to the holders of the Series D Preferred Stock as set forth in clause “(1)” above, any Merger Consideration remains, each share of Series A-1 Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock of the Company outstanding immediately prior to the Effective Time, in pari passu, shall be converted into an amount equal to the corresponding Exchange Ratio for each Series of such Preferred Stock, as set forth below; provided, however, that if the Merger Consideration distributed pursuant to this clause (2) is insufficient to permit payment to such holders of their full preferential amounts set forth in the Company’s Certificate of Incorporation in effect immediately prior to the Effective Time, then the entire remaining Merger Consideration shall be distributed ratably among the holders of the Series A-1 Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series C-1 Preferred Stock and Series C-2 Preferred Stock in proportion to the preferential amount such holder is otherwise entitled to receive pursuant to such Certificate of Incorporation; and

(3)  if, after payment to the holders of Company Preferred Stock as set forth in clauses (1) and (2) above, any Merger Consideration remains, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into a fraction of a share of Parent Common Stock equal to the Common Exchange Ratio;

provided, however, that in no event shall the number of shares to be issued by Parent pursuant to this Agreement be greater than the Merger Consideration.

(iv)  “Merger Consideration” means 4,534,936 shares of Parent Common Stock.

(v)  The “Series A-1 Exchange Ratio” shall be 0.163522.

(vi)  The “Series B-1 Exchange Ratio” shall be 0.169811.

(vii)  The “Series B-2 Exchange Ratio” shall be 1.361635.

(viii)  The “Series C-1 Exchange Ratio” shall be 0.169811.

(ix)  The “Series C-2 Exchange Ratio” shall be 1.865409.

(x)  The “Series D Exchange Ratio” shall be 0.339623.

(xi)  The “Aggregate Preferred Preference Number” shall be equal to the sum of (A) the product of the Series A-1 Exchange Ratio multiplied by the number of shares of Series A-1 Preferred Stock outstanding immediately prior to the Effective Time, plus (B) the product of the Series B-1 Exchange Ratio multiplied by the number of shares of Series B-1 Preferred Stock outstanding immediately prior to the Effective Time, plus (C) the product of the Series B-2 Exchange Ratio multiplied by the number of shares of Series B-2 Preferred Stock outstanding immediately prior to the Effective Time, plus (D) the product of the Series C-1 Exchange Ratio multiplied by the number of shares of Series C-1 Preferred Stock outstanding immediately prior to the Effective Time, plus (E) the product of the Series C-2 Exchange Ratio multiplied by the number of shares of Series C-2 Preferred Stock outstanding immediately prior to the Effective Time, plus (F) the product of the Series D Exchange Ratio multiplied by the number of shares of Series D Preferred Stock outstanding (or issuable upon the exercise of Company Warrants outstanding) immediately prior to the Effective Time.

(xii)  The “Common Exchange Ratio” shall be equal to (A) the Merger Consideration minus the Aggregate Preferred Preference Number, divided by (B) the sum of (1) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time, plus (2) the number of shares of Company Common Stock issuable upon exercise of any Company Warrants outstanding immediately prior to the Effective Time, plus (3) the number of shares of Company Common Stock issuable upon exercise of any Company Options outstanding immediately prior to the Effective Time, plus (4) the number of shares issuable upon conversion of any other securities (other than shares of Company Preferred Stock) outstanding immediately prior to the Effective Time that are convertible into shares of Company Common Stock. If the Common Exchange Ratio as so determined results in no share or fractional share of Parent Common Stock being issuable in exchange for an outstanding share of Company Common Stock in the Merger, then all shares of Company Common Stock outstanding immediately prior to the Effective Time shall be cancelled and cease to be outstanding upon the consummation of the Merger, any outstanding Company Options or Company Warrants exercisable into shares of Company Common Stock shall, to the extent not previously exercised, terminate upon the consummation of the Merger, and no Merger Consideration shall be payable or otherwise allocable to such cancelled shares of Company Common Stock, Company Options or Company Warrants exercisable for Company Common Stock.

(b)  A portion of the Merger Consideration shall be delivered into escrow and held as specified in Section 1.9.

(c)  If any shares of Company Capital Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the

Company, then any shares of Parent Common Stock issued in exchange for such shares of Company Capital Stock in accordance with the applicable Exchange Ratio under this Agreement will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificate(s) representing such shares of Parent Common Stock may accordingly be marked with appropriate legends and placed in escrow with a third party designated by Parent.

(d)  No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of capital stock of the Company who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, upon surrender of such holder’s Company Stock Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by $1.59.

1.6   Stock Options.    Neither Parent nor Merger Sub shall assume the outstanding Company Options under the Company’s 1999 Stock Option/Stock Issuance Plan (the “Plan”). As a result, all outstanding Company Options under the Plan shall, in accordance with the express terms of the Plan, be treated as follows in connection with the Merger: (i) the shares of Company Common Stock subject to each such Company Option shall vest in full on an accelerated basis immediately prior to the Effective Time, and each Company Option may be exercised for any or all those vested shares of Company Common Stock immediately prior to the Effective Time, and (ii) each such Company Stock Option, to the extent not so exercised, shall terminate and cease to be outstanding upon the consummation of the Merger.

1.7   Company Warrants.

(a)  Subject to Section 1.7(b), at the Effective Time, all rights with respect to Series D Preferred Stock under each such Company Warrant then outstanding shall be converted into and become rights with respect to Parent Common Stock, and Parent shall assume each such Company Warrant in accordance with the terms (as in effect as of the date of this Agreement) of the Company Warrant under which it was issued and by which it is evidenced. From and after the Effective Time, (i) each Company Warrant exercisable for shares of Company Series D Preferred Stock assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each such Company Warrant shall be equal to the number of shares of Series D Preferred Stock subject to such Company Warrant immediately prior to the Effective Time multiplied by the Series D Exchange Ratio, rounding down to the nearest whole share, (iii) the per share exercise price under each such Company Warrant shall be adjusted by dividing the per share exercise price under such Company Warrant immediately prior to the Effective Time by the Series D Exchange Ratio and rounding up to the nearest cent and (iv) any restriction on the exercise of any such Company Warrant shall continue in full force and effect; provided, however, that each Company Warrant assumed by Parent in accordance with this Section 1.7(a) shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction subsequent to the Effective Time.

(b)  The Company shall use all reasonable efforts to effectuate the provisions of this Section 1.7 and to ensure that, from and after the Effective Time, holders of Company Warrants have no rights with respect thereto other than those specifically provided in this Section 1.7.

1.8   Closing of the Company’s Transfer Books.    At the Effective Time, holders of certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of the Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of the Company Capital Stock (a “Company Stock Certificate”) is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.9.

1.9   Exchange of Certificates.

(a)  As soon as practicable after the Effective Time, Parent shall (i) deliver to each Merger Stockholder a certificate representing 80 percent of the number of whole shares of Parent Common Stock that such Merger Stockholder would have the right to receive pursuant to the provisions of Section 1.5 and (ii) deliver to the escrow agent under the Escrow Agreement, on behalf of the Merger Stockholders (but in the name of the Escrow Agent), a certificate representing 20 percent of the number of whole shares of Parent Common Stock that the Merger Stockholders would have the right to receive pursuant to the provisions of Section 1.5 (the “Escrow Shares”). If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(b)  No dividends or other distributions declared or made with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of any fractional share shall be paid to any such holder, until such holder surrenders such Company Stock Certificate in accordance with this Section 1.9 (at which time such holder shall be entitled to receive all such dividends and distributions and such cash payment).

(c)  No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of capital stock of the Company who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, upon surrender of such holder’s Company Stock Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by $1.59.

(d)  Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any holder or former holder of capital stock of the Company pursuant to this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(e)  Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of capital stock of the Company for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

1.10   Dissenting Shares.

(a)  Notwithstanding anything to the contrary contained in this Agreement, Dissenting Shares (as defined in Section 1.10(c)) shall not be converted into or represent the right to receive Parent Common Stock in accordance with Section 1.5(a) (or cash in lieu of fractional shares in accordance with Section 1.5(c)), and each holder of Dissenting Shares shall be entitled only to such rights with respect to such Dissenting Shares as may be granted to such holder in Section 262 of the DGCL and (if the Company is subject to Section 2115 of the California Corporations Code (the “CCC”)) such rights as may be granted to such holder in Chapter 13 of the CCC. From and after the Effective Time, a holder of Dissenting Shares shall not have and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation. If any holder of Dissenting Shares shall fail to perfect or shall waive, rescind, withdraw or otherwise lose such holder’s right of appraisal under Section 262 of the DGCL and such holder’s rights (if any) under Chapter 13 of the CCC, then (i) any right of such holder to require the Company to purchase the Dissenting Shares for cash shall be extinguished and (ii) such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) Parent Common Stock in accordance with Section 1.5(a) (and cash in lieu of any fractional share in accordance with Section 1.5(c)).

(b)  The Company (i) shall give Parent prompt written notice of any demand by any Stockholder for appraisal of such Stockholder’s shares of Company Capital Stock pursuant to the DGCL and of any other notice demand or instrument delivered to the Company pursuant to the DGCL or the CCC, and (ii) shall give Parent’s Representatives the opportunity to participate in all negotiations and proceedings with respect to any such notice, demand or instrument. The Company shall not make any payment or settlement offer with respect to any such notice or demand unless Parent shall have consented in writing to such payment or settlement offer, which consent shall not be unreasonably withheld, and except as required by applicable law.

(c)  For purposes of this Agreement, “Dissenting Shares” shall refer to any shares of Company Capital Stock outstanding immediately prior to the Effective Time that (i) are held by Stockholders who are entitled to demand and who properly demand appraisal of such shares pursuant to, and who comply with the applicable provisions of, Section 262 of the DGCL or (ii) are or may become “Dissenting Shares” within the meaning of Chapter 13 of the CCC. Notwithstanding anything to the contrary contained in this Agreement, no holder of any shares of Company Capital Stock shall be entitled to exercise any rights under Chapter 13 of the CCC unless the Company is subject to Section 2115 of the CCC.

1.11   Tax Consequences.    For United States federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

1.12   Further Action.    If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedule in accordance with Section 5.19, the Company represents and warrants, to and for the benefit of the Indemnitees, as follows:

2.1   Due Organization; Subsidiaries; Etc.

(a)  The Acquired Corporation has been duly organized and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has full corporate power and authority to own or lease its properties and conduct its business as currently being conducted and is duly qualified as a foreign corporation and in good standing in all jurisdictions in which the character of the property owned or leased or the nature of the business transacted by it makes qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the business, properties, condition (financial or otherwise), or results of operations of the Acquired Corporation (a “Material Adverse Effect on the Acquired Corporation”). The Acquired Corporation is in possession of and operating in compliance with all Governmental Authorizations that are material to the conduct of its business, all of which are valid and in full force and effect in all material respects.

(b)  Part 2.1(b) of the Disclosure Schedule accurately sets forth (i) the names of the members of the Board of Directors of the Acquired Corporation, (ii) the names of the members of each committee of the Board of Directors of the Acquired Corporation, and (iii) the names and titles of the officers of the Acquired Corporation.

(c)  The Company has no Subsidiaries. The Company does not have, nor has it ever had, any equity interest in any Entity. As used in this Agreement, the word “Subsidiary” means any Entity of which the Company directly or indirectly owns 50 percent or more of the equity or that the Company directly or indirectly controls.

2.2   Certificate of Incorporation and Bylaws; Records.    The Company has delivered to Parent accurate and complete copies of: (a) the Certificate of Incorporation and

Bylaws, including all amendments thereto, of the Acquired Corporation; and (b) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the Stockholders, the Board of Directors of the Acquired Corporation and all committees of the Board of Directors of the Acquired Corporation. The Certificate of Incorporation and Bylaws, including all amendments thereto, of the Acquired Corporation have been duly approved by its Board of Directors and Stockholders and adopted in compliance with all applicable Legal Requirements. There has not been any violation of any of the provisions of the Certificate of Incorporation or Bylaws or other similar documents of the Acquired Corporation, and the Acquired Corporation has not taken any action that is inconsistent in any material respect with any resolution adopted by the Stockholders, the Board of Directors or any committee of the Board of Directors of the Acquired Corporation. The material books of account, stock records, minute books and other material records of the Acquired Corporation are accurate, up–to–date and complete in all material respects.

2.3     Capitalization, Etc.

(a)  The authorized capital stock of the Company consists of: (i) 150,000,000 shares of Company Common Stock, of which 19,923,992 shares have been issued and are outstanding as of the date of this Agreement; and (ii) 96,100,000 shares of Company Preferred Stock, (A) 11,000,000 of which have been designated “Series A-1 Preferred Stock,” of which 10,723,075 shares have been issued and are outstanding as of the date of this Agreement, (B) 15,000,000 of which have been designated “Series B-1 Preferred Stock,” of which 14,712,512 have been issued and are outstanding as of the date of this Agreement, (C) 5,000,000 of which have been designated “Series B-2 Preferred Stock,” of which 4,972,385 have been issued and are outstanding as of the date of this Agreement, (D) 25,000,000 of which have been designated “Series C-1 Preferred Stock,” of which 24,744,115 have been issued and are outstanding as of the date of this Agreement, (E) 2,100,000 of which have been designated “Series C-2 Preferred Stock,” of which 2,088,994 have been issued and are outstanding as of the date of this Agreement, and (F) 38,000,000 of which have been designated “Series D Preferred Stock,” of which 13,697,981 have been issued and are outstanding as of the date of this Agreement. Each outstanding share of Company Preferred Stock is convertible into one share of Company Common Stock. All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and non-assessable. Part 2.3(a) of the Disclosure Schedule provides an accurate and complete list of the name of and last address known by the Company for each Stockholder, the number and class of Company Capital Stock owned by such Stockholder as of the date of this Agreement, the date such Company Capital Stock was purchased, the price paid per share, the form of consideration used (if not cash). The Company has delivered to Parent accurate and complete copies of, and Part 2.3(a) of the Disclosure Schedule lists, all Contracts pursuant to which the Company has a right to repurchase any shares of Company Capital Stock.

(b)  Immediately prior to the Effective Time, Company Options to purchase an aggregate of 10,548,144 shares of Company Common Stock were outstanding and Company Warrants to purchase an aggregate of 62,000 shares of Company Common Stock were outstanding. The Company Options under the Company’s 1999 Stock Option/Stock Issuance Plan shall, in connection with the Merger, be treated in the manner set forth in Section 1.6. Each of the Company Warrants for Company Common Stock shall terminate upon the consummation of the Merger. As of the date of this Agreement, Company Warrants to purchase an aggregate of 1,727,685 shares of Series D Preferred Stock were outstanding, with an aggregate exercise price of $466,474.95. Part 2.3(b) of the Disclosure Schedule accurately sets forth, with respect to each Company Warrant that is outstanding as of the date of this Agreement: (1) the name of the holder of such Company Warrant; (2) the total number of shares of Series D Preferred Stock that are subject to such Company Warrant; (3) the exercise price per share of Series D Preferred Stock purchasable under such Company Warrant; and (4) the expiration date of such Company Warrant. The Company has delivered to Parent accurate and complete copies of each Company Warrant. Except as set forth in this Section 2.3(b) and in Part 2.3(b) of the Disclosure Schedule, there is no: (w) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (x) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company; (y) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (z) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

(c)  All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable, have been issued in compliance with all applicable federal, state and foreign securities laws and other Legal Requirements and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the Company. All outstanding Company Options, Company Warrants and other securities of the Company were duly authorized, have been granted or issued (as applicable) in compliance with all federal, state and foreign securities laws and other Legal Requirements and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of the Company. Except as set forth on Part 2.3(c) of the Disclosure Schedule, there are no preemptive rights applicable to any shares of capital stock of the Company.

(d)  The Company has never declared or paid a dividend or redeemed, repurchased or otherwise reacquired any shares of Company Capital Stock or other security other than repurchases at cost from former employees in accordance with the terms of such employees’ purchase agreements.

(e)  Except as set forth in Section 1.6 or Part 2.3(e) of the Disclosure Schedule, no stock plan, stock purchase agreement, stock option agreement, employment agreement or other Contract between the Company and any holder of any equity securities or rights to purchase equity securities provides for acceleration or other changes in the vesting provisions, the Company’s repurchase rights or other terms of such Contract as the result of (i) termination of employment (whether actual or constructive); (ii) any Acquisition Transaction; or (iii) the occurrence of any other event or combination of events.

2.4     Financial Statements.

(a)  The Company has delivered to Parent the following financial statements and notes (collectively, the “Company Financial Statements”): (i) the audited balance sheets of the Company as of December 31, 1999 and 2000, and the related audited income statements, statements of stockholders’ equity and statements of cash flows of the Company for the period then ended, together with the notes thereto and the unqualified report and opinion of PricewaterhouseCoopers LLP relating thereto; (ii) the unaudited balance sheet of the Company as of December 31, 2001 and the related unaudited income statement and statement of cash flows of the Company for the period then ended; and (iii) the unaudited balance sheet of the Company as of March 31, 2002 attached hereto as Exhibit K (the “Unaudited Interim Balance Sheet”), and the related unaudited statements of operations and cash flows of the Company for the three-month period then ended.

(b)  The Company Financial Statements are accurate and complete in all material respects and present fairly the financial position of the Company as of the respective dates thereof and the results of operations and (in the case of the financial statements referred to in Sections 2.4(a)(ii) and (iii)) cash flows of the Company for the periods covered thereby. The Company Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except that the financial statements referred to in Sections 2.4(a)(ii) and (iii) do not contain footnotes). Without limiting the generality of the foregoing, there has been no change since the Company’s inception in the revenue recognition practices of the Company except for such changes that may have been required by generally accepted accounting principles.

(c)  The books, records and accounts of the Acquired Corporation accurately and fairly reflect in all material respects, in reasonable detail, the transactions in and dispositions of the assets of the Acquired Corporation. The systems of internal accounting controls maintained by the Acquired Corporation are sufficient in all material respects to provide that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d)  The Company’s financial and sales forecasts and projections that have been delivered to Parent have been prepared in good faith by the Company based upon assumptions that the Company believed to be reasonable at the time prepared, and (assuming that the business of the Acquired Corporation would continue to be operated after the Effective Time in the same manner as such businesses were operated prior to the Effective Time) the Company has no reason to believe as of the date of this Agreement that any of such assumptions will prove to be materially inaccurate or that the projected financial results included in such forecasts and projections will not be achieved.

2.5   Absence of Changes.    Except as set forth on the Unaudited Interim Balance Sheet or in Part 2.5 of the Disclosure Schedule, between March 31, 2002 and the date of this Agreement:

(a)  there has not been any material adverse change in the business, properties, condition (financial or otherwise) or results of operations of the Acquired Corporation;

(b)  except as set forth on Part 2.5(b) of the Disclosure Schedule there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of the Acquired Corporation (whether or not covered by insurance) that has had a Material Adverse Effect on the Acquired Corporation;

(c)  the Acquired Corporation has never (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities other than, in each of (i) and (ii) above, repurchases by the Company at the original purchase price thereof from former employees in accordance with the terms of such employees’ purchase agreements;

(d)  except as set forth on Part 2.5(d) of the Disclosure Schedule the Acquired Corporation has not sold, issued or granted, or authorized the issuance of, (i) any capital stock or other security (except for Company Common Stock issued upon the valid exercise of outstanding Company Options in accordance with the terms of the option agreement pursuant to which such Company Options are outstanding), (ii) any option, warrant or right to acquire any capital stock or any other security (except for Company Options that are to terminate upon the consummation of the Merger), or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(e)  except as set forth on Part 2.5(e) of the Disclosure Schedule or pursuant to pre-existing agreements, the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of any of the Company’s stock option plans, (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any restricted stock purchase agreement;

(f)  there has been no amendment to the Certificate of Incorporation, Bylaws or other charter or organizational documents of the Acquired Corporation, and Acquired Corporation has not effected or been a party to any merger, consolidation, amalgamation, share exchange, business combination, recapitalization, reclassification of shares, stock split, division or subdivision of shares, reverse stock split, consolidation of shares or similar transaction;

(g)  the Acquired Corporation has not received any Acquisition Proposal (except from Parent);

(h)  the Acquired Corporation has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Acquired Corporation since March 31, 2002 exceeds $10,000 in the aggregate;

(i)  the Acquired Corporation has not (i) entered into any Material Contract (as defined in Section 2.10), or (ii) amended or terminated, or waived any material right or remedy under, any Material Contract;

(j)  the Acquired Corporation has not (i) acquired, leased or licensed any material right or other material asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any material right or other material asset to any other Person, (iii) entered into any exclusive license agreement or any agreement restricting the ability of the Acquired

Corporation to operate in any field or license any of its product to any Person or class of Persons, or (iv) waived or relinquished any right, except in each of (i), (ii) and (iii) above for rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices;

(k)  the Acquired Corporation has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

(l)  the Acquired Corporation has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance;

(m)  the Acquired Corporation has not (i) lent money to any Person, or (ii) incurred or guaranteed any indebtedness for borrowed money;

(n)  the Acquired Corporation has not (i) established or adopted any Plan (as defined in Section 2.17(a)), (ii) caused or permitted any Plan to be amended in any material respect, or (iii) paid any bonus or made any profit-sharing or similar payment to (other than contributions required pursuant to Section 401(k) of the Code), or materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

(o)  the Acquired Corporation has not changed any of its methods of accounting or accounting practices in any material respect;

(p)  the Acquired Corporation has not made any material Tax election;

(q)  the Acquired Corporation has not commenced or settled any Legal Proceeding;

(r)  the Acquired Corporation has not entered into any material transaction or taken any other material action and no event has occurred that has had a Material Adverse Effect on the Acquired Corporation;

(s)  the Acquired Corporation has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices; and

(t)  the Acquired Corporation has not agreed or committed to take any of the actions referred to in clauses “(a)” through “(s)” above.

2.6   Title to Assets.    The Acquired Corporation owns, or has valid rights to use, all items of real and personal property that are material to its business and, except as set forth in Part 2.6 of the Disclosure Schedule, such property is owned or used by the Acquired Corporation free and clear of all Encumbrances that would, or would reasonably be expected to, interfere with the business, properties, condition (financial or otherwise), or results of operations of the Acquired Corporation.

2.7   Equipment; Leasehold.    All material items of equipment and other tangible property owned by or leased to the Acquired Corporation are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquired Corporation in the manner in which such business is currently being conducted.

2.8   Title to Real Property.    The Acquired Corporation does not own any real property or interest in real property. Part 2.8 of the Disclosure Schedule sets forth a complete list of the address of and lease agreement with respect to all real property and interests in real property leased by the Acquired Corporation (“Leased Real Property”). The Acquired Corporation has good and valid title to the leasehold estates in all Leased Real Property being occupied by the Acquired Corporation, in each case free and clear of all Encumbrances, except (a) such as are set forth in Part 2.8 of the Disclosure Schedule, (b) easements, covenants, rights-of-way and other similar restrictions of record, (c) any conditions that may be shown by a current, accurate survey or physical inspection of any Leased Real Property made prior to the Effective Time other than conditions, if any, that do not, individually or in the aggregate, materially impair the use of the Leased Real Property by the Acquired Corporation, (d) liens for Taxes not yet due and payable, and (e) such other Encumbrances as do not, will not and would not reasonably be expected to, materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair the business operations involving such parties.

2.9     Proprietary Assets.

(a)  Part 2.9(a)(i) of the Disclosure Schedule sets forth, with respect to each material Proprietary Asset owned by the Acquired Corporation and, if applicable, whether such Proprietary Asset is registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application (if applicable). Part 2.9(a)(ii) of the Disclosure Schedule identifies each Proprietary Asset owned by the Acquired Corporation that is not listed in Part 2.9(a)(i) of the Disclosure Schedule and that is material to the business of the Acquired Corporation. Part 2.9(a)(iii) of the Disclosure Schedule identifies each Contract with respect to each Proprietary Asset that is licensed or otherwise made available to the Acquired Corporation by or from any Person and is being used or has been used by the Acquired Corporation in the conduct of its business (except for any Proprietary Asset that is licensed to the Acquired Corporation under any third party software license generally available to the public at a cost of less than $1,000 other than any Contract which imposes “open source” or “copyleft” obligations on the Acquired Corporation or otherwise requires any public disclosure or general availability of source code either used or developed by the Acquired Corporation), and identifies the amount payable pursuant to such Contract. The Acquired

Corporation has good and valid title to all of the Acquired Corporation Proprietary Assets identified or required to be identified in Parts 2.9(a)(i) and 2.9(a)(ii) of the Disclosure Schedule, free and clear of all Encumbrances, except for (i) any lien for current taxes not yet due and payable, and (ii) minor liens or licenses identified in Part 2.9(a)(ii) of the Disclosure Schedule that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the Acquired Corporation Proprietary Assets subject thereto or materially impair the operations of the Acquired Corporation. The Acquired Corporation has a valid right to use, license and otherwise exploit all Proprietary Assets identified in Part 2.9(a)(iii) of the Disclosure Schedule, subject to the terms and conditions of such Contracts. The Acquired Corporation has not developed jointly with any other Person any Acquired Corporation Proprietary Asset that is material to the business of the Acquired Corporation and with respect to which such other Person has any rights. All source code with respect to any Acquired Corporation Proprietary Asset is written in the “Java” programming language and any external application programming interfaces with respect to any Acquired Corporation Proprietary Asset is written using the “Javadoc” standard.

(b)  The Acquired Corporation has taken all reasonable measures and precautions to protect and maintain the confidentiality, secrecy and value of (i) all Acquired Corporation Proprietary Assets (except Acquired Corporation Proprietary Assets whose value would be unimpaired by disclosure) and (ii) all customer data or other information held by or on behalf of the Acquired Corporation, and the Acquired Corporation is not aware that any of such Acquired Corporation Proprietary Assets or customer data or other information has been disclosed to any Person not authorized by any Contract to have access thereto. Without limiting the generality of the foregoing, except as set forth in Part 2.9(b) of the Disclosure Schedule, (i) each current or former employee of the Acquired Corporation who is or was involved in, or who has contributed to, the creation or development of any material Acquired Corporation Proprietary Asset has executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Confidential Information and Invention Assignment Agreement previously delivered by the Company to Parent, and (ii) each current and former consultant and independent contractor to the Acquired Corporation who is or was involved in, or who has contributed to, the creation or development of any Acquired Corporation Proprietary Asset has executed and delivered to the Company an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of Consultant Confidential Information and Invention Assignment Agreement previously delivered to Parent. No current or former employee, officer, director, Stockholder, consultant or independent contractor has or has asserted any right, claim or interest in or with respect to any Acquired Corporation Proprietary Asset and the Acquired Corporation has no reason to believe that any such right, claim or interest may be asserted.

(c)  All patents, trademarks, service marks and copyrights held by the Acquired Corporation are valid, enforceable and subsisting. None of the Acquired Corporation Proprietary Assets and no Proprietary Asset that is currently being developed by the Acquired Corporation (either by itself or with any other Person) infringes, misappropriates or conflicts with any Proprietary Asset owned or used by any other Person. None of the products, systems, software, computer programs, source code, models, algorithms, formula, compounds, inventions, designs, technology, proprietary rights or intangible assets that is or has been designed, created, developed, assembled, manufactured, licensed to any third party or sold by the Acquired Corporation is infringing, misappropriating or making any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person, and none of such products has at any time infringed, misappropriated or made any unlawful or unauthorized use of any Proprietary Asset owned or used by any other Person. The Acquired Corporation has not received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person. To the best of the knowledge of the Acquired Corporation, no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any material Acquired Corporation Proprietary Asset.

(d)  The Acquired Corporation Proprietary Assets constitute all of the material Proprietary Assets necessary to enable the Acquired Corporation to conduct its business in the manner in which such business has been and is being conducted. Except as set forth in Part 2.9(d) of the Disclosure Schedule, the Acquired Corporation has not (i) licensed any of the material Acquired Corporation Proprietary Assets to any Person on an exclusive basis, or (ii) entered into any covenant not to compete or Contract limiting or purporting to limit the ability of the Acquired Corporation to exploit fully any material Acquired Corporation Proprietary Assets or to transact business in any market or geographical area or with any Person; notwithstanding the generality of the foregoing, for purposes of this Section 2.9(d), non-exclusive licenses are not deemed to constitute Contracts limiting or purporting to limit the ability of the Acquired Corporation to exploit fully any material Acquired Corporation Proprietary Assets.

(e)  Except as set forth in Part 2.9(e)(i) of the Disclosure Schedule, the Acquired Corporation has not disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person, of any Acquired Corporation Source Code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the disclosure or delivery to any Person of any Acquired Corporation Source Code or the release from any escrow of any other Acquired Corporation Proprietary Asset. Part 2.9(e)(ii) of the Disclosure Schedule identifies each Contract pursuant to which the Company has deposited or is required to deposit with an escrowholder or any other Person of any Acquired Corporation Source Code.

(f)  Except with respect to demonstration or trial copies, no product, system, program or software module designed, developed, sold, licensed or otherwise made available by the Acquired Corporation to any Person contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components designed to permit unauthorized access or to disable or erase software, hardware or data without the consent of the user.

(g)  Set forth in Part 2.9(g) of the Disclosure Schedule is a list of each Contract pursuant to which the Acquired Corporation licenses its products or other Proprietary Assets including the date of such Contract and any amendment, modification or waiver thereof (the “Customer Contracts”).

2.10   Contracts.

(a)  Part 2.10(a) of the Disclosure Schedule identifies as of the date of this Agreement:

(i)  (A) each Acquired Corporation Contract relating to the employment of, or the performance of services by, any employee (other than offer letters for former employees), director, consultant or independent contractor, (B) any Contract pursuant to which the Acquired Corporation is or may become obligated to make any severance, termination or similar payment to any current or former employee or director; and (C) any Contract pursuant to which the Acquired Corporation is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) in excess of $25,000 in the aggregate to current or former employees or directors;

(ii)  each Acquired Corporation Contract imposing any material restriction on the right or ability of the Acquired Corporation (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, (C) to solicit, hire or retain any Person as an employee, consultant or independent contractor, (D) to develop, sell, license, distribute, offer, support or service any product or any technology or other asset to or for any other Person or class or category of Persons, (E) to perform services for any other Person or class or category of Persons, or (F) to transact business or deal in any other manner with any other Person or class or category of Persons;

(iii)  each Acquired Corporation Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(iv)  each Acquired Corporation Contract creating or involving any agency relationship, joint marketing relationship, distribution arrangement or franchise relationship;

(v)  each Acquired Corporation Contract providing for the right of any holder of shares of Company Capital Stock or rights to acquire shares of Company Capital Stock the right to request or demand that the Company register with the SEC or any state agency such shares of Company Capital Stock;

(vi)  each Acquired Corporation Contract (other than Contracts evidencing Company Common Stock, Company Options or Company Warrants) relating to the acquisition, issuance or transfer of any securities;

(vii)  each Acquired Corporation Contract relating to the creation of any Encumbrance with respect to any asset of the Acquired Corporation;

(viii)   each Acquired Corporation Contract (A) relating to the acquisition, transfer, development, sharing or license of any Proprietary Asset (except for any Contract pursuant to which any Proprietary Asset is licensed to the Acquired Corporation solely for its internal use under any third party software license generally available to the public at a cost of less than $1,000 other than any Contract which imposes “open source”

or “copyleft” obligations on the Acquired Corporation or otherwise requires any public disclosure or general availability of source code either used or developed by the Acquired Corporation), or (B) of the type referred to in Section 2.9(a), Section 2.9(e), or Section 2.9(g);

(ix)  any other Acquired Corporation Contract including those in the ordinary course of business that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $25,000 in the aggregate or (B) the performance of services having a value in excess of $25,000 in the aggregate, in each case other than Contracts that have a term of less than 60 days or that may be terminated by the Acquired Corporation (without penalty) within 60 days after the delivery of a termination notice by the Acquired Corporation; and

(x)  any other Acquired Corporation Contract that is material to the business of the Acquired Corporation.

(Contracts in the respective categories described in clauses “(i)” through “(x)” are referred to in this Agreement as “Material Contracts.”)

(b)  The Company has delivered to Parent accurate and complete copies of all Material Contracts as of the date of this Agreement. Each Material Contract identified in Part 2.10 of the Disclosure Schedule is valid and in full force and effect, and, to the best of the knowledge of the Acquired Corporation, is enforceable by the Acquired Corporation in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c)  Except as set forth in Part 2.10 of the Disclosure Schedule: (i) the Acquired Corporation has not violated or breached, or committed any default under, any Material Contract, and, to the best of the knowledge of the Acquired Corporation, no other Person has violated or breached, or committed any default under, any Material Contract; (ii) no event has occurred that (with or without notice or lapse of time) will (A) result in a violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a default or exercise any remedy under any Material Contract, (C) give any Person the right to accelerate the maturity or performance of any Material Contract, or (D) give any Person the right to cancel, terminate or modify any Material Contract; (iii) since December 31, 1999, the Acquired Corporation has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Material Contract; and the Acquired Corporation has not waived any of its material rights under any Material Contract.

(d)  No Person is renegotiating, or has a right pursuant to the terms of any Acquired Corporation Contract to renegotiate, any amount paid or payable to the Acquired Corporation under any Material Contract or any other material term or provision of any Material Contract.

(e)  Part 2.10(e) of the Disclosure Schedule provides an accurate description and breakdown of license payments received by the Acquired Corporation but not recognized as revenue by the Acquired Corporation as of March 31, 2002.

2.11   Liabilities.

(a)  The Acquired Corporation does not have any material accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due), except for: (a) liabilities identified as such in the “liabilities” column of the Unaudited Interim Balance Sheet; (b) accounts payable or accrued salaries that have been incurred by the Company since March 31, 2002 in the ordinary course of business and consistent with the Company’s past practices; (c) liabilities under Contracts; and (d) the liabilities identified in Part 2.11 of the Disclosure Schedule.

(b)  Part 2.11(b) of the Disclosure Schedule provides an accurate and complete breakdown and aging of (i) all accounts payable and accrued liabilities of the Company as of April 15, 2002, and (ii) all notes payable of the Company and all indebtedness of the Company for borrowed money.

2.12   Receivables, Customers.

(a)  All existing accounts receivable of the Acquired Corporation (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since December 31, 2001 and have not yet been collected) (i) represent valid obligations of customers of the Acquired Corporation arising from bona fide transactions entered into in the ordinary course of business, (ii) are current and will be collected in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed $25,000 in the aggregate).

(b)  Part 2.12(b) of the Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all currently outstanding loans and advances made by the Acquired Corporation to any employee, director, consultant or independent contractor, other than routine travel advances and other expenses made to employees in the ordinary course of business.

(c)  Part 2.12(c)(i) of the Disclosure Schedule accurately identifies, and provides a breakdown that is accurate and complete in all material respects of the revenues, broken out between license and services revenues received from, all customers of the Company during fiscal year 2001 and the first three months of 2002. The Acquired Corporation has not received any written notice indicating that any of the customers described in the preceding sentence will cease dealing with the Acquired Corporation or will otherwise cease or have otherwise ceased using any products of the Acquired Corporation being licensed or otherwise provided to such customers by the Acquired Corporation. Part 2.12(c)(ii)(A) of the Disclosure Schedule identifies customers of the Acquired Corporation that are actively using the products that are being licensed or otherwise provided to such customers by the Acquired Corporation. Part 2.12(c)(ii)(B) of the Disclosure Schedule identifies customers of the Acquired Corporation that are not actively using the products that are being licensed or otherwise provided to such customers by the Acquired Corporation.

2.13   License of Products; Performance of Services.

(a)  Except as set forth in Part 2.13(a) of the Disclosure Schedule, to the best of the Company’s knowledge, each product, system, program, Proprietary Asset or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by the Acquired Corporation to any Person: (i) conformed and complied in all material respects with any specification, documentation, performance standard, representation or statement made or provided with respect thereto by or on behalf of the Acquired Corporation, with the terms and requirements of any applicable warranty or other Contract and with all applicable Legal Requirements, except where the failure to conform or comply would not have a Material Adverse Effect on the Acquired Corporation; and (ii) was free of any bug, virus, design defect or other defect or deficiency at the time it was sold or otherwise made available, except for bugs or similar defects that would not have a Material Adverse Effect on the Acquired Corporation. The Acquired Corporation has not received any written notice, communication or other information from any customer alleging that any such product, system, program, Proprietary Asset or other asset (including each version thereof that has ever been licensed or otherwise made available by the Acquired Corporation to any Person) does not conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided by or on behalf of the Acquired Corporation, and, to the best of the knowledge of the Acquired Corporation, there is no basis for any such claim.

(b)  All installation services, programming services, repair services, maintenance services, support services, training services, upgrade services and other services that have been performed by the Acquired Corporation were performed properly and in compliance in all material respects with the terms and requirements of all applicable warranties and other Contracts and with all applicable Legal Requirements.

(c)  Except as set forth in Part 2.13(c) of the Disclosure Schedule, to the knowledge of the Company, no customer or other Person has ever asserted or threatened to assert any claim against the Company (i) under or based upon any warranty provided by or on behalf of the Company, or (ii) under or based upon any other warranty relating to any product, system, program, Proprietary Asset or other asset designed, developed, manufactured, assembled, sold, installed, repaired, licensed or otherwise made available by the Company or any services performed by the Company. To the knowledge of the Company, no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for the assertion of any such claim.

2.14   Compliance with Legal Requirements.    The Acquired Corporation is, and has always been, in compliance in all material respects with all applicable Legal Requirements except where failure to be in compliance would not have a Material Adverse Effect on the Acquired Corporation. Except as set forth in Part 2.14 of the Disclosure Schedule, since its inception, the Acquired Corporation has not received any written notice or other communication from any Governmental Body or other Person regarding any actual or possible violation of, or failure to comply with, any material Legal Requirement. Without limiting the generality of the foregoing, to the knowledge of the Acquired Corporation, neither the Acquired Corporation nor any other Person who has licensed any product of the Acquired Corporation is or has ever been in violation of any privacy, “anti-spam” or similar Legal Requirement or corporate policy as a result of the use of such products.

2.15   Governmental Authorizations.    Part 2.15 of the Disclosure Schedule identifies each material Governmental Authorization held by the Acquired Corporation. The Company has delivered to Parent accurate and complete copies of all Governmental Authorizations identified in Part 2.15 of the Disclosure Schedule. The Governmental Authorizations identified in Part 2.15 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Acquired Corporation to conduct its business in the manner in which its business is currently being conducted. The Acquired Corporation is, and at all times since January 1, 2000 has been, in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 2.15 of the Disclosure Schedule except where failure to be in compliance would not have a Material Adverse Effect on the Acquired Corporation. Since January 1, 2000, the Acquired Corporation has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

2.16   Tax Matters.

(a)  All Tax Returns required to be filed by or on behalf of the Acquired Corporation with any Governmental Body on or before the date of this Agreement (the “Acquired Corporation Returns”) (i) have been filed in a timely manner, and (ii) have been accurately and completely prepared in material compliance with all applicable Legal Requirements. All amounts shown on the Acquired Corporation Returns to be due on or before the date of this Agreement have been paid. The Company has delivered to Parent accurate and complete copies of all Acquired Corporation Returns filed since December 31, 1999.

(b)  (i) each material Tax required to have been paid, or claimed by any Governmental Body to be payable, by the Acquired Corporation (whether pursuant to any Tax Return or otherwise) has been duly paid in full on a timely basis; (ii) any Tax required to have been withheld or collected by the Acquired Corporation has been duly withheld and collected on a timely basis; and (iii) the Company has established, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from December 31, 2001 through the date hereof.

(c)  To the best of the Acquired Corporation’s knowledge, there has been no examination or audit of any Acquired Corporation Return, nor has any such examination or audit been proposed or scheduled by any Governmental Body. The Company has delivered to Parent accurate and complete copies of all audit reports and similar documents (to which the Company has access) relating to the Acquired Corporation Returns. Except as set forth in Part 2.16(c) of the Disclosure Schedule, no extension or waiver of the limitation period applicable to any of the Acquired Corporation Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from the Acquired Corporation.

(d)  Except as set forth in Part 2.16(d) of the Disclosure Schedule, no claim or Legal Proceeding is pending or has been threatened in writing against or with respect to the Acquired Corporation in respect of any Tax. There are no unsatisfied liabilities for Taxes with respect to any notice of deficiency or similar document received by the Acquired Corporation. There are no liens for Taxes upon any of the assets of any of the Acquired Corporation, except liens for current Taxes not yet due and payable. The Acquired Corporation has not entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. The Acquire Corporation has not been, nor will it be, required to include any adjustment in taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the date hereof.

(e)  Except as set forth in Part 2.16(e) of the Disclosure Schedule, there is no agreement, plan, arrangement or other Contract covering any employee or any independent contractor or former employee or independent contractor of the Acquired Corporation that, considered individually or considered collectively with any other such Contracts, will, or would reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. The Acquired Corporation has never been a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

(f)  Except as set forth in Part 2.16(f) of the Disclosure Schedule, since December 31, 1999, (i) no Governmental Body has asserted any claim or otherwise made any allegation that the Acquired Corporation has failed or may have failed to pay any sales tax, use tax or similar Tax in excess of $10,000, and (ii) the Acquired Corporation has not engaged in any discussions or negotiations with any Governmental Body, or sent any written communication to or received any written communication from any Governmental Body, in connection with any possible failure on the part of the Acquired Corporation to pay any sales tax, use tax or similar Tax in excess of $10,000.

2.17 Employee	and Labor Matters; Benefit Plans.

(a)  Part 2.17(a) of the Disclosure Schedule identifies each salary, bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance pay, termination pay, hospitalization, medical, insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement maintained, sponsored, contributed to or required to be contributed to by the Acquired Corporation for the benefit of any current or former employee of the Acquired Corporation. (All plans, programs and agreements of the type referred to in the prior sentence are referred to in this Agreement as the “Plans.”) There is no Legal Requirement pursuant to which the Acquired Corporation is required to establish any reserve or make any contribution for the benefit of any current or former employee located in any foreign jurisdiction. Each employee of the Acquired Corporation has been properly characterized as “exempt” or “non-exempt” for purposes of all applicable Legal Requirements. The Acquired Corporation has no more than two current employees characterized as “non-exempt.”

(b)  Except as set forth in Part 2.17(a) of the Disclosure Schedule, the Acquired Corporation does not maintain, sponsor or contribute to, and the Acquired Corporation has not at any time in the past maintained, sponsored or contributed to, any employee pension benefit plan (as defined in Section 3(2) of ERISA) or any similar pension benefit plan under the laws of any foreign jurisdiction, whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA), for the benefit of any current or former employee or director of the Acquired Corporation (a “Pension Plan”).

(c)  Except as set forth in Part 2.17(a) of the Disclosure Schedule, the Acquired Corporation does not maintain, sponsor or contribute to any: (i) employee welfare benefit plan (as defined in Section 3(1) of ERISA) or any similar welfare benefit plan under the laws of any foreign jurisdiction, whether or not excluded from coverage under specific Titles or Merger Subtitles of ERISA, for the benefit of any current or former employee or director of the Acquired Corporation (a “Welfare Plan”), or (ii) self-funded medical, dental or other similar Plan. None of the Plans identified in the Disclosure Schedule is a multiemployer plan (within the meaning of Section 3(37) of ERISA).

(d)  With respect to each Plan, the Company has delivered to Parent: (i) an accurate and complete copy of such Plan (including all amendments thereto); (ii) an accurate and complete copy of the annual report, if required under ERISA, with respect to such Plan for each of the last two years; (iii) an accurate and complete copy of the most recent summary plan description, together with each Summary of Material Modifications, if required under ERISA, with respect to such Plan, (iv) if such Plan is funded through a trust or any third party funding vehicle, an accurate and complete copy of the trust or other funding agreement (including all amendments thereto) and accurate and complete copies the most recent financial statements thereof; (v) accurate and complete copies of all Contracts relating to such Plan, including service provider agreements, insurance contracts, minimum premium contracts, stop-loss agreements, investment management agreements, subscription and participation agreements and recordkeeping agreements; and (vi) an accurate and complete copy of the most recent determination letter received from the Internal Revenue Service with respect to such Plan (if such Plan is intended to be qualified under Section 401(a) of the Code).

(e)  The Acquired Corporation neither is nor has ever been required to be treated as a single employer with any other Person under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code. The Acquired Corporation has never been a member of an “affiliated service group” within the meaning of Section 414(m) of the Code. The Acquired Corporation has never made a complete or partial withdrawal from a multiemployer plan, as such term is defined in Section 3(37) of ERISA, resulting in “withdrawal liability,” as such term is defined in Section 4201 of ERISA (without regard to any subsequent reduction or waiver of such liability under either Section 4207 or 4208 of ERISA).

(f)  The Acquired Corporation has no plan or commitment to create any Welfare Plan or any Pension Plan, or to modify or change any existing Welfare Plan or Pension Plan (other than to comply with applicable law) in a manner that would affect any current or former employee or director of the Acquired Corporation.

(g)  Except as set forth in Part 2.17(g) of the Disclosure Schedule, no Plan provides death, medical or health benefits (whether or not insured) with respect to any current or former employee or director of the Acquired Corporation after any termination of service of such employee or director (other than (i) benefit coverage mandated by applicable law, including coverage provided pursuant to Section 4980B of the Code, (ii) deferred compensation benefits accrued as liabilities on the Unaudited Interim Balance Sheet, and (iii) benefits the full cost of which are borne by current or former employees or directors of the Acquired Corporation (or their beneficiaries)).

(h)  With respect to any Plan constituting a group health plan within the meaning of Section 4980B(g)(2) of the Code, the provisions of Section 4980B of the Code (“COBRA”) have been complied with in all material respects. Part 2.17(h) of the Disclosure Schedule lists all persons with respect to whom the Acquired Corporation has any obligation under any of the provisions of COBRA.

(i)  Each of the Plans has been operated and administered in all material respects in accordance with applicable Legal Requirements, including ERISA, the Code and applicable foreign Legal Requirements.

(j)  Each of the Plans intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter could be revoked.

(k)  Except as set forth in Section 1.6 and Part 2.3(c), Part 2.16(e) and Part 2.17(k) of the Disclosure Schedule, neither the execution, delivery or performance of this Agreement, nor the consummation of the Merger or any of the other transactions contemplated by this Agreement, will result in any bonus, golden parachute, severance or other payment or obligation to any current or former employee or director of the Acquired Corporation (whether or not under any Plan), or materially increase the benefits payable or provided under any Plan, or result in any acceleration of the time of payment, provision or vesting of any such benefits.

(l)  Part 2.17(l) of the Disclosure Schedule identifies each current employee of the Acquired Corporation as of the date of this Agreement, and correctly reflects, in all material respects, the current salary and any other compensation payable to such employee (including compensation payable pursuant to bonus, deferred compensation or commission arrangements), such employee’s employer, date of hire and position and the principal office of such employee. The Acquired Corporation is not a party to any collective bargaining contract or other Contract with a labor union involving any of its employees. All of the employees of the Acquired Corporation are “at will” employees.

(m)  Part 2.17(m) of the Disclosure Schedule identifies each current employee of the Acquired Corporation who is not fully available to perform work because of disability or other leave and sets forth the basis of such disability or leave and the anticipated date of such employee’s return to full service.

(n)  The Acquired Corporation has good labor relations, and the Company has no knowledge of any facts indicating that (i) the consummation of the Merger or any of the other transactions contemplated by this Agreement will have a material adverse effect on the labor relations of the Acquired Corporation, or (ii) any of the employees of the Acquired Corporation intends to terminate his or her employment with the Acquired Corporation.

2.18   Environmental Matters.    There has been no storage, disposal, generation, manufacture, refinement, transportation, handling or treatment of toxic wastes, medical wastes, hazardous wastes or hazardous substances by the Acquired Corporation (or, to the best knowledge of the Company, any of their predecessors in interest) at, upon or from any of the property now or previously owned or leased by the Acquired Corporation in violation in any material respect of any applicable Legal Requirement, order, judgment, decree or permit or which would require remedial action under any applicable Legal Requirement, order, judgment, decree or permit. There has been no material spill, discharge, leak, emission, injection, escape, dumping or release of any kind onto such property or into the environment surrounding such property of any toxic wastes, medical wastes, solid wastes, hazardous wastes, radioactive wastes, mixed wastes or hazardous substances due to or caused by the Acquired Corporation or for which the Company will or is reasonably likely to have any liability. The terms “radioactive wastes,” “mixed wastes,” “hazardous wastes,” “toxic wastes,” “hazardous substances” and “medical wastes” shall have the meanings specified in any applicable Legal Requirements with respect to environmental protection.

2.19   Insurance.    Part 2.19 of the Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Acquired Corporation, identifies any material claims made thereunder (with the exception of claims less than $25,000 that have been resolved prior to the date of this Agreement), and includes a summary of the amounts and types of coverage and the deductibles under each such insurance policy. Each of the insurance policies identified in Part 2.19 of the Disclosure Schedule is in full force and effect. The Company has not received any written notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

2.20   Legal Proceedings; Orders.

(a)  Except as set forth in Part 2.20 of the Disclosure Schedule, there is no pending Legal Proceeding, and no Person has threatened to commence any Legal Proceeding, with the exception of Legal Proceedings that have been threatened but have been settled: (i) that involves the Acquired Corporation or any of the assets owned or used by, or any of the Proprietary Assets or other assets of, the Acquired Corporation or any Person whose liability the Acquired Corporation has or may have retained, assumed, or otherwise be liable for, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. Except as set forth in Part 2.20 of the Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding, and the Acquired Corporation does not have any reason to expect that an event has occurred that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b) Except as set forth in Part 2.20 of the Disclosure Schedule, no Legal Proceeding has ever been commenced by or has ever been pending against the Acquired Corporation.

(c) The Acquired Corporation is neither in violation in any material respect of, nor has it received any notice or claim from any Governmental Body or other Person that it is in violation in any material respect of, any order, writ, injunction, judgment or decree of any Governmental Body or of any court, to which it or its properties (whether owned or leased) may be subject except where such violation would not have a Material Adverse Effect on the Acquired Corporation. To the best of the knowledge of the Company, no officer or other employee of the Acquired Corporation is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Acquired Corporation’s business.

2.21   Authority; Binding Nature of Agreement.     The Company has the right, power and authority to enter into and to perform its obligations under this Agreement and under each other agreement, document or instrument referred to in or contemplated by this Agreement to which the Company is or will be a party; and the execution, delivery and performance by the Company of this Agreement and of each such other agreement, document and instrument have been duly authorized by all necessary action on the part of the Company and its Board of Directors. This Agreement and each other agreement, document and instrument referred to in or contemplated by this Agreement to which the Company is a party constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.22   Non–Contravention; Consents.    Neither(1) the execution, delivery or performance of this Agreement or any of the other agreement, document or instrument referred to in or contemplated by this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement or any such other agreement, document or instrument, will directly or indirectly (with or without notice or lapse of time):

(a) contravene, conflict with or result in a violation of (i) any of the provisions of the Acquired Corporation’s Certificate of Incorporation or Bylaws, including all amendments thereto, or (ii) any resolution adopted by the Stockholders or the Company’s Board of Directors;

(b) contravene, conflict with or result in a violation of any material Legal Requirement or any order, writ, injunction, judgment or decree to which the Acquired Corporation, or any of the assets owned or used by the Acquired Corporation, is subject;

(c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Acquired Corporation or that otherwise relates to the Acquired Corporation’s business or to any of the assets owned or used by the Acquired Corporation;

(d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Acquired Corporation Contract, or give any Person the right to (i) declare a default or exercise any remedy under any Acquired Corporation Contract, (ii) accelerate the maturity or performance of any Acquired Corporation Contract, or (iii) cancel, terminate or modify any Acquired Corporation Contract; or

(e) result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Acquired Corporation (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Acquired Corporation).

Except as set forth in Part 2.22 of the Disclosure Schedule and except for the filing of the Certificate of Merger with the Secretary of State of Delaware, the Acquired Corporation is not now nor will be required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement, or (y) the consummation of the Merger or any other transactions contemplated by this Agreement.

2.23   Related Party Transactions.    Except as set forth in Part 2.23 of the Disclosure Schedule: (a) no Related Party has any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company; (b) no Related Party is indebted to the Company or received any loan, advance or guarantee from the Company; (c) no Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving the Company; (d) no Related Party is competing, or has at any time since December 31, 1999 competed, directly or indirectly, with the Company; and (e) no Related Party has any claim or right against the Company (other than rights under Company Options and rights to receive compensation for services performed as an employee of the Company). (For purposes of this Section 2.23 each of the following shall be deemed to be a “Related Party”: (i) each individual who is, or who has at any time since December 31, 1999 been, an officer of the Company; (ii) each member of the immediate family of each of the individuals referred to in clause “(i)” above; and (iii) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses “(i)” and “(ii)” above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest).

2.24   Financial Advisor.    No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Acquired Corporation.

2.25   Vote Required.    The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for determining those Stockholders entitled to vote on this Agreement, (ii) the affirmative vote of the holders of a majority of the shares of Company Common Stock, Series A-1 Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock and Series D Preferred Stock (voting on an as-converted basis), voting together as a single class, outstanding on the record date for determining those Stockholders entitled to vote on this Agreement, and

(iii) the affirmative vote of the holders of 75% of the shares of Company Preferred Stock outstanding on the record date for determining those Stockholders entitled to vote on this Agreement (collectively, the “Required Company Stockholder Vote”) are the only votes of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement.

SECTION 3.    REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

3.1   Corporate Existence and Power.    Each of Parent and Merger Sub has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware, and has full corporate power and authority to own or lease its properties and conduct its business as currently being conducted, and is duly qualified as a foreign corporation and in good standing in each jurisdiction in which the character of the property owned or leased or the nature of the business transacted by it makes qualification necessary, except where the failure to be so qualified would not, and would not be reasonably expected to, have a material adverse effect on the business, properties, condition (financial or otherwise) or results of operations of Parent and its subsidiaries considered as a whole (a “Material Adverse Effect on Parent”). Each of Parent and Merger Sub is in possession of and operating in material compliance with all Governmental Authorizations that are material to the conduct of its business, all of which are valid and in full force and effect.

3.2   SEC Filings; Financial Statements.

(a)  Parent has delivered or otherwise made available (including through the SEC’s EDGAR system) to the Company accurate and complete copies of each report and registration statement filed by Parent with the SEC between July 24, 2000 and the date of this Agreement (the “Parent SEC Documents”). The Parent SEC Documents constitute all of the documents required to be filed by Parent between July 24, 2000 and the date of this Agreement. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)  The consolidated financial statements contained in the Parent SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto and the consolidated financial statements as of December 31, 2001 delivered by Parent to the Acquired Corporation: (i) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments which will not, individually or in the aggregate, be material in magnitude; and (ii) fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby. Since April 1, 2002, there has been no material change in Parent’s accounting policies.

3.3   Capitalization.    As of the date of this Agreement, the authorized capital stock of Parent consists of 500,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock of Parent. As of April 8, 2002, (a) 69,464,939 shares of Parent Common Stock were issued and outstanding (excluding treasury shares), and (b) options to purchase 11,151,882 shares of Parent Common Stock were outstanding. As of the date of this Agreement, no shares of preferred stock of Parent are outstanding. All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable have been issued in compliance with all applicable federal and state securities laws and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities of Parent.

3.4   Authority; Binding Nature of Agreement.    Each of Parent and Merger Sub have the right, power and authority to enter into and to perform its obligations under this Agreement and under each other agreement, document or other instrument referred to in or contemplated by this Agreement to which Parent or Merger Sub, as applicable, is or will be a party; and the execution, delivery and performance by each of Parent and Merger Sub of this Agreement (including the contemplated issuance of Parent Common Stock by Parent in the Merger in accordance with this Agreement), and of each such other agreement, document and instrument has been duly authorized by all necessary action on the part of Parent and Merger Sub and its respective Board of Directors and, in the case of Merger Sub, its stockholder(s). No vote of Parent’s stockholders is needed to approve the issuance of shares of Parent Common Stock in connection with the Merger. This Agreement and each other agreement, document and instrument referred to or contemplated by this Agreement to which Parent or Merger Sub is a party constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.5   Valid Issuance.    The Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

3.6   Merger Sub.    Merger Sub has been formed solely for the purpose of executing and delivering this Agreement and consummating the transactions contemplated hereby. Merger Sub has not engaged in any business or activity other than activities related to its corporate organization and the execution and delivery of this Agreement.

3.7   Non-Contravention; Consents    Neither (1) the execution, delivery or performance of this Agreement or any of the other agreement, document or instrument referred to in or contemplated by this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement or any such other agreement, document or instrument, will directly or indirectly (with or without notice or lapse of time):

(a)  contravene, conflict with or result in a violation of (i) any of the provisions of either of Parent’s or Merger Sub’s Certificate of Incorporation or Bylaws, including all amendments thereto, or (ii) any resolution adopted by Parent’s or Merger Sub’s stockholders or Boards of Directors;

(b)  contravene, conflict with or result in a violation of any material Legal Requirement or any order, writ, injunction, judgment or decree to which either of Parent or Merger Sub, or any of the assets owned or used by either Parent or Merger Sub, respectively, is subject;

(c)  contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by either Parent or Merger Sub, respectively, or that otherwise relates to either of Parent or Merger Sub’s business or to any of the assets owned or used by either Parent or Merger Sub; or

(d)  contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any contract filed as an exhibit to the Form 10-K filed by Parent on April 1, 2002 or incorporated by reference therein (“Parent Material Contract”), or give any Person the right to (i) declare a default or exercise any remedy under any Parent Material Contract, (ii) accelerate the maturity or performance of a Parent Material Contract, or (iii) cancel, terminate or modify any Parent Material Contract.

Except as may be required by the Exchange Act, applicable Nasdaq rules, the HSR Act, the DGCL and applicable “blue sky” laws, and except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, neither Parent nor Merger Sub is or will be required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement, or (y) the consummation of the Merger or any other transaction contemplated by this Agreement.

SECTION 4.    INDEMNIFICATION, ETC.

4.1   Survival of Representations, Etc.

(a)  All representations and warranties made by Parent and Merger Sub shall terminate and expire as of the Effective Time, and any liability of Parent or Merger Sub with respect to such representations and warranties shall thereupon cease.

(b)  Subject to Section 4.1(c), the representations and warranties of the Company contained in this Agreement, as modified by the Disclosure Schedule, shall survive the consummation of the transactions contemplated by this Agreement and shall expire on the first anniversary of the date of this Agreement (the “Expiration Date”); provided, however, that if, at any time prior to the Expiration Date, any Indemnitee (acting in good faith) delivers to the Stockholders’ Agent a written notice alleging the existence of an inaccuracy in or a breach of any of the representations or warranties of the Company (and setting forth in reasonable detail the basis for such Indemnitee’s belief that such an inaccuracy or breach may exist) and asserting a claim for recovery under Section 4.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the Expiration Date until such time as such claim is fully and finally resolved.

(c)  The limitation set forth in Section 4.1(b) shall not apply in the case of claims based upon intentional misrepresentation or fraud.

4.2     Indemnification.

(a)  Indemnification by Merger Stockholders.    From and after the date of this Agreement (but subject to this Section 4), the Merger Stockholders, severally but not jointly, and solely to the extent of such Merger Stockholder’s escrow amount, shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third–party claim) and that arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty made by the Company in this Agreement (without giving effect to any “Material Adverse Effect” or other materiality or similar qualification contained or incorporated directly or indirectly in such representation or warranty); (ii) any breach of any covenant or obligation of the Company; (iii) any claim or demand made by the Company’s Counsel, the Company’s Financial Advisors or the Company’s Accountants with respect to fees, costs and expenses payable to them in connection with the transactions contemplated by this Agreement to the extent that such fees, costs and expenses exceed the Maximum Transaction Fees; (iv) any claim that an item exceeds the recorded liability or any asset recovery in an amount lower than the recorded amount of the assets as reflected on Part 2.11(b) of the Disclosure Schedule under “certain assets and liabilities as of April 15, 2002”; (v) any claim that this Agreement or any of the transactions contemplated by this Agreement conflicts with Section 2 of the Company’s Certificate of Incorporation; or (vi) any Legal Proceeding relating to (y) any inaccuracy or breach of the type referred to in clause “(i),” “(ii),” “(iv)” or “(v)” above or (z) any claim or demand of the type referred to in clause “(iii)” above (including with respect to each of clause “(y)” and clause “(z)” of this clause “(vi),” any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 4); notwithstanding the generality of the foregoing, an Indemnitee shall not be indemnified for any Legal Proceeding referred to in clause “(vi)” if a court of competent jurisdiction shall have issued a final and nonappealable order, decree or ruling denying such Indemnitee’s claim for Damages or the parties agree that Damages do not apply.

(b)  Subject to the other provisions of this Section 4.2 and Section 4.3, from and after the Effective Time, the Merger Stockholders, severally but not jointly, and solely to the extent of such Merger Stockholder’s escrow amount, shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third–party claim) and which arise from or as a direct or indirect result of, or are directly or indirectly connected with: (i) any claim by any Stockholder for appraisal or dissenters’ rights under Section 262 of the DGCL or Chapter 13 of the CCC; or (ii) any Legal

Proceeding relating to any Breach, alleged Breach, Liability or matter of the type referred to in clause “(i)” of this sentence, in each case, subject to offset of shares of Merger Consideration that have been set aside or reserved for dissenters’ rights or appraisal rights’ fulfillment; notwithstanding the generality of the foregoing, an Indemnitee shall not be indemnified for any Legal Proceeding referred to in clause “(ii)” if a court of competent jurisdiction shall have issued a final and nonappealable order, decree or ruling denying such Indemnitee’s claim for Damages or the parties agree that Damages do not apply.

(c)  The Indemnitees shall not be entitled to any payment pursuant to Section 4.2(a) for any inaccuracy in or breach of any representation or warranty set forth in Section 2 or for any breach of any covenant or other obligation until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties or breaches of any covenants or other obligations) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $40,000 in the aggregate. (If the total amount of such Damages exceeds $40,000, then the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of such Damages, and not only for the portion of such Damages exceeding $40,000.) Indemnitee shall use commercially reasonable efforts to mitigate Damages for any claim for indemnification.

(d)  The limitation set forth in Section 4.2(c) shall not apply in the case of claims based upon intentional misrepresentation or fraud.

4.3   Exclusive Remedy.    With the exception of claims based upon intentional misrepresentation or fraud, from and after the date of this Agreement recourse of the Indemnitees to the Escrow Shares pursuant to this Agreement and the Escrow Agreement shall be the sole and exclusive remedy of the Indemnitees for damages under any provision contained in, and for any breach of, this Agreement or in any certificate, instrument or agreement referred to herein or required to be delivered hereunder (it being understood that nothing in this Section 4.3 or elsewhere in this Agreement shall affect Parent’s rights to specific performance with respect to the covenants referred to in this Agreement to be performed after the date of this Agreement). Each Merger Stockholder shall not be liable for Damages pursuant to this Agreement or in any certificate, instrument or agreement referred to herein or required to be delivered hereunder or the Escrow Agreement in excess of its portion of the Escrow Shares.

4.4   Defense of Third Party Claims.    In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against Merger Sub or the Company, against Parent or against any other Person) with respect to which any Indemnitee may be entitled to indemnification, compensation or reimbursement pursuant to this Section 4, Parent shall have the right, at its election and expense, to proceed with the defense (including settlement or compromise) of such claim or Legal Proceeding on its own (with counsel reasonably satisfactory to the Stockholders’ Agent); provided, however, that Parent shall not settle, adjust or compromise any such claim or Legal Proceeding without the prior written consent of the Stockholders’ Agent, which consent shall not be unreasonably withheld. Parent shall give the Stockholders’ Agent prompt notice after it becomes aware of the commencement of any such claim or Legal Proceeding against Parent, Merger Sub or the Company; provided, however, any failure on the part of Parent to so notify the Stockholders’ Agent shall not limit any of the obligations of the Stockholders, or any of the rights of any Indemnitee under this Section 4 (except to the extent such failure materially prejudices the defense of such claim or Legal Proceeding). If Parent does not elect to proceed with the defense of any such claim or Legal Proceeding, the Stockholders’ Agent may proceed with the defense of such claim or Legal Proceeding with counsel reasonably satisfactory to Parent; provided, however, that the Stockholders’ Agent may not settle, adjust or compromise any such claim or Legal Proceeding without the prior written consent of Parent (which consent may not be unreasonably withheld).

4.5   Claims Relating to Securities.    If (a) prior to the Effective Time any Person in writing asserts or commences, or threatens to assert or commence, a claim or Legal Proceeding on the basis that such Person is entitled to acquire or receive, or is the owner of, shares of capital stock or other securities of the Company (other than shares or other securities identified in Part 2.3 of the Disclosure Schedule) or any consideration as a result of the Merger (other than consideration in respect of shares or other securities identified in Part 2.3 of the Disclosure Schedule), and (b) notwithstanding such claim or Legal Proceeding the Merger is declared effective, then (i) the shares or other securities that are the basis of such claim or Legal Proceeding shall be deemed to be outstanding for purposes of determining the applicable exchange ratio(s) referred to in Section 1; (ii) Parent shall not be required to issue or deliver any shares of Parent Common Stock in respect of such claim or Legal Proceeding (or the shares or other securities forming the basis of such claim or Legal Proceeding) until such claim or Legal Proceeding is finally resolved; and (iii) after such claim or Legal Proceeding is finally resolved, any shares of Parent Common Stock being held by Parent in respect of such claim or Legal Proceeding that are not delivered to the Person making such claim or Legal Proceeding or otherwise retained by Parent in accordance with this Section 4.5 shall be distributed to the Merger Stockholders and the Escrow Agent in accordance with Section 1 as if such shares had been issued promptly after the Effective Time in accordance with Section 1. If a claim or Legal Proceeding of the type referred to in this Section 4.5 is settled by the payment of cash, Parent shall be entitled to retain pursuant to this Section 4.5 a number of shares of Parent Common Stock determined by dividing (A) the sum of (1) the amount of cash payable to the Person who asserted such claim or Legal Proceeding in respect of the settlement of such claim or Legal Proceeding and (2) the amount of any reasonable legal fees and other reasonable expenses incurred by Parent or its Subsidiary in connection with such claim or Legal Proceeding, by (B) $1.59.

SECTION 5.    MISCELLANEOUS PROVISIONS

5.1   Stockholders’ Agent.     By virtue of the adoption of this Agreement, the Merger Stockholders appoint Dave Buchanan as their agent for purposes of Section 4 and this Section 5.1 (the “Stockholders’ Agent”) to give and receive notices and communications, to authorize delivery to an Indemnitee of Parent Common Stock, cash or other property under the Escrow Agreement, to agree to, negotiate, enter into settlements and compromises of indemnification, reimbursement or compensation claims, and to take all other actions necessary or appropriate to act on behalf of the Merger Stockholders under this Agreement. Dave Buchanan hereby accepts his appointment as the Stockholders’ Agent. Parent shall be entitled to deal exclusively with the Stockholders’ Agent on all matters relating to Section 4, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Merger Stockholder by the Stockholders’ Agent, and on any other action taken or purported to be taken on behalf of any Merger Stockholder by the Stockholders’ Agent, as fully binding upon such Merger Stockholder. If the Stockholders’ Agent shall voluntarily resign, die, become disabled or otherwise be unable to fulfill his responsibilities as agent of the Merger Stockholders, then Persons who immediately prior to the execution of this Agreement held a majority of the shares of Company Capital Stock then outstanding shall promptly appoint a successor agent and, promptly thereafter, shall notify Parent of the identity of such successor. Any such successor shall become the “Stockholders’ Agent” for purposes of Section 4 and this Section 5.1. If for any reason there is no Stockholders’ Agent at any time, all references herein to the Stockholders’ Agent shall be deemed to refer to Dave Buchanan.

5.2 Certain Covenants.

(a)  Indemnification Rights.    All rights to indemnification existing in favor of those Persons who are directors and officers of the Company as of the date of this Agreement (the “Indemnified Persons”) for acts and omissions occurring prior to the Effective Time, as provided in the Company’s Certificate of Incorporation and Bylaws (as in effect as of the date of this Agreement) and as provided in indemnification agreements between the Company and said Indemnified Persons (as in effect as of the date of this Agreement), shall survive the Merger and shall be enforceable against the Surviving Corporation to the fullest extent available under the DGCL for a period of five years from the Effective Time. Parent shall guaranty such obligations of the Surviving Corporation until the first anniversary of the date of this Agreement.

(b)  Employee and Related Matters.

(i)  As soon as practicable after the Effective Time (the “Benefits Date”), Parent shall provide, or cause to be provided, employee benefit plans, programs and arrangements to employees of the Company that are substantially similar to those made generally available to similarly situated Parent employees. From the Effective Time to the Benefits Date (which the parties acknowledge may occur on different dates with respect to different plans, programs or arrangements of the Company), and to the extent permissible under Parent’s employee benefit plans, programs and arrangements, Parent shall provide or cause to be provided substantially similar non-equity based employee benefit plans, programs and arrangements to the employees of the Company as were in effect for them immediately prior to the Effective Time. Each employee of the Company who continues to be employed by Parent or any of its subsidiaries (including the Surviving Corporation) immediately following the Effective Time shall, to the extent permitted by law and applicable tax qualification requirements and the terms of Parent’s plans, and subject to any generally applicable break in service or similar rule, receive credit for purposes of eligibility to participate and vesting under any substantially similar plans of Parent for years of service with the Company (or, if applicable, predecessor entities) prior to the Effective Time. In addition, for purposes of determining the amount of vacation pay accruable by any such continuing employee for periods from and after the Effective Time, credit shall be given under the terms of the applicable vacation plan of Parent or the Surviving Corporation for such employee’s period of service with the Company prior to the Effective Time.

(ii)  To the extent permissible under such welfare benefit plans, all welfare benefit plans of Parent or any of its subsidiaries (including the Surviving Corporation) in which the Company employees participate after the Effective Time shall provide coverage for pre-existing health conditions to the same extent those conditions were covered under the applicable plans or programs of the Company immediately prior to the Effective Time, and all limitations as to pre-existing conditions, exclusions and waiting periods shall accordingly be waived with respect to participation and coverage under those plans, other than limitations or waiting periods already in effect with respect to one or more Company employees immediately prior to the Effective Time. In addition, to the extent permissible under such welfare benefit plans, under each such welfare benefit plan of Parent or any of its subsidiaries (including the Surviving Corporation), the outstanding claims and expenses incurred by the Company employees under each corresponding welfare benefit plan of the Company for the portion of the plan year preceding the Effective Time shall be recognized, and the Company employees shall be given credit for amounts paid by them under each corresponding benefit plan of the Company, for the portion of the plan year preceding the Effective Time, for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the successor welfare benefit plan of Parent or any of its subsidiaries (including the Surviving Corporation).

(iii)  Eric Larsen, in consideration of his service as a consultant of Parent and, subject to the issuance of the shares of Series D Preferred Stock referred to in Section 1.3(h), in full discharge of all his rights (other than with respect to severance benefits) and entitlement to both an equity interest in the Company and the acquisition bonus attributable to that equity interest pursuant to the provisions of his January 7, 2002 Letter Agreement with the

Company, shall be issued a stock bonus of fully-vested shares of Parent Common Stock promptly following the Effective Time (the “Bonus Shares”). The total number of Bonus Shares to be issued to Mr. Larsen shall be equal to 38,925. The issuance of the Bonus Shares shall be subject to Mr. Larsen’s execution and delivery to the Company of a release required pursuant to Section 1.3(h). The Bonus Shares shall be issued under Parent’s 2000 Equity Incentive Plan and thereby registered under Parent’s Registration Statement on Form S-8. Mr. Larsen may arrange with Parent, in connection with such issuance, an immediate sale of a portion of the issued shares to satisfy his federal and state income and employment withholding tax liability with respect to the issued shares.

5.3   Public Announcements.    The Company shall not and shall not permit any of its Representatives to: (i) issue any press release regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement or (ii) make any public statement regarding this Agreement, the Merger or any of the other transactions contemplated by this Agreement, in each case without Parent’s prior written consent; provided, however, that the Company may make any public disclosure it believes in good faith, with the advice of legal counsel, is required by any Legal Requirement, in which case the Company shall advise and consult with Parent and provide it with a copy of the proposed disclosure and the ability to comment thereon prior to making the disclosure.

5.4   Further Assurances.    Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Effective Time) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

5.5   Fees and Expenses.

(a)  Subject to Section 4.2 and all other terms of this Agreement, each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Parent and its Representatives with respect to the Company’s business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinion and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made of given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and (d) the consummation of the Merger.

(b)  Notwithstanding the above, at the closing of the transactions contemplated by this Agreement, the Company will pay Brobeck, Phleger & Harrison LLP an amount not to exceed the amount listed on Part 2.5(i) of the Disclosure Schedule.

5.6   Attorneys’ Fees.    If any action or proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

5.7   Notices.    Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) when delivered by hand, or (b) two business days after such notice is sent by registered mail, by courier or express delivery service or by facsimile, in each case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent or Merger Sub:

Blue Martini Software, Inc.
Robert E. Cell
Chief Financial Officer
2600 Campus Drive
San Mateo, CA 94403

with copies to:

Blue Martini Software, Inc.
Attn: Legal Department
2600 Campus Drive
San Mateo, CA 94403
Eric C. Jensen, Esq.

Cooley Godward LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306

if to the Company:

The Cybrant Corp.
650 Castro Street, Suite 210
Mountain View, California 94041

with a copy to:

Brobeck, Phleger & Harrison LLP

Warren T. Lazarow, Esq.
2000 University Avenue
East Palo Alto, California 94303

If to the Stockholders’ Agent or any of the Stockholders:

Dave Buchanan
650 Castro Street, Suite 210
Mountain View, California 94041

5.8   Time of the Essence.    For the purposes of this Agreement and the transactions contemplated by this Agreement, time is of the essence.

5.9   Headings.    The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

5.10   Counterparts.    This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

5.11   Governing Law; Venue.    This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Delaware (without giving effect to principles of conflicts of laws). Any Legal Proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state court located in the County of San Mateo, State of California, or in the federal courts located in the Northern District of California. The Stockholders’ Agent, Parent and the Company: (a) expressly and irrevocably consent and submit to the jurisdiction of each state court located in the County of San Mateo, State of California (and each appellate court located in such county), and each federal court located in the Northern District of California, in connection with any such Legal Proceeding; (b) agree that service of any process, summons, notice or document by U.S. mail addressed to Parent or the Company at the address set forth in Section 5.6 shall constitute effective service of such process, summons, notice or document for purposes of any such Legal Proceeding; (c) agree that each state court located in the County of San Mateo, State of California, and each federal court located in the Northern District of California, shall be deemed to be a convenient forum; and (d) agree not to assert (by way of motion, as a defense or otherwise), in any such Legal Proceeding commenced in any state court located in the County of San Mateo, State of California, or in any federal court located in the Northern District of California, any claim that such party is not subject personally to the jurisdiction of such court, that such Legal Proceeding has been brought in an inconvenient forum, that the venue of such action or proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

5.12   Successors and Assigns.    This Agreement shall be binding upon each of the parties hereto and each of their respective successors and assigns, if any. This Agreement shall inure to the benefit of: the Acquired Corporation; Parent; Merger Sub; the other Indemnitees; and the respective successors and assigns, if any, of the foregoing. Parent may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 4), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

5.13   Remedies Cumulative; Specific Performance.    The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision and (b) an injunction restraining such breach or threatened breach. The parties further agree that no Indemnitee or other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy, and each party hereto irrevocably waives any right it may have to require any Indemnitee or other Person to obtain, furnish or post any such bond or similarly instrument.

5.14   Waiver.    No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

5.15   Amendments.    This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto.

5.16   Severability.    In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

5.17   Parties in Interest.    Except for the provisions of Section 4, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns, if any.

5.18   Entire Agreement.    This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof including the Letter Agreement dated

April 2, 2002 by and between the Company and Parent; provided, however, that the Mutual Non-Disclosure Agreement dated February 2, 2002 and executed on behalf of Parent and the Company shall not be superseded by this Agreement and shall remain in effect in accordance with its terms.

5.19   Disclosure Schedule.    The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 2, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in Section 2, unless otherwise specifically identified by cross-reference or unless its relevance is expressly apparent on its face.

5.20   Waiver of Jury Trial.    Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any Legal Proceeding arising out of this Agreement or the transactions contemplated hereby.

5.21 Construction.

(a)  For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)  The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)  As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)  Except as otherwise indicated, all references in this Agreement to “Sections”, “Schedules” and “Exhibits” are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement.

The parties hereto have caused this Agreement to be executed and delivered as of the date first written above.

BLUE MARTINI SOFTWARE, INC., a Delaware corporation

By:	/s/ ROBERT E. CELL
Robert E. Cell Vice President and Chief Financial Officer

BLUE MARTINI HOLDINGS CORP. II, a Delaware corporation

By:	/s/ ROBERT E. CELL
Robert E. Cell President

THE CYBRANT CORP., a Delaware corporation

By:	/s/ ERIC LARSEN
Eric Larsen President and Chief Executive Officer

STOCKHOLDERS’ AGENT

By:	/s/ DAVE BUCHANAN
Dave Buchanan

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of this Agreement (including this Exhibit A):

Acquired Corporation.    “Acquired Corporation” means the Company and persons authorized to act on behalf of the Company.

Acquired Corporation Contract.    “Acquired Corporation Contract” means any Contract: (a) to which the Acquired Corporation is a party; (b) by which the Acquired Corporation or any of its assets is bound or under which the Acquired Corporation has any obligation; or (c) under which the Acquired Corporation has any right or interest.

Acquired Corporation Source Code.    “Acquired Corporation Source Code” means any source code, or any portion, aspect or segment of any source code, relating to any Acquired Corporation Proprietary Asset.

Acquired Corporation Proprietary Asset.    “Acquired Corporation Proprietary Asset” means any Proprietary Asset owned by or licensed to the Acquired Corporation or otherwise used by the Acquired Corporation.

Acquisition Proposal.    “Acquisition Proposal” means any offer, proposal or inquiry (other than an offer or proposal by Parent) contemplating or otherwise relating to any Acquisition Transaction.

Acquisition Transaction.    “Acquisition Transaction” means any transaction involving:

(a)  the sale, license, disposition or acquisition of all or a material portion of the business or assets of the Acquired Corporation;

(b)  the issuance, disposition or acquisition of (i) 10% or more of the capital stock or other equity security of the Acquired Corporation, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire 10% or more of the capital stock or other equity security of the Acquired Corporation, or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for 10% or more or the capital stock or other equity security of the Acquired Corporation; or

(c)  any merger, consolidation, business combination, reorganization or similar transaction involving the Acquired Corporation.

Agreement.    “Agreement” means this Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

Code.    “Code” means the Internal Revenue Code of 1986, as amended.

Company Capital Stock.    “Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

Company Common Stock.    “Company Common Stock” means the Common Stock (par value $0.0001 per share) of the Company.

Company Option.    “Company Option” means each option to purchase shares of Company Capital Stock outstanding under any stock option plan of the Company or otherwise.

Company Preferred Stock.    “Company Preferred Stock” means the Preferred Stock (par value $0.0001 per share) of the Company.

Company Warrant.    “Company Warrant” means any warrant or other right to purchase any equity security of the Acquired Corporation, other than options to purchase Company Common Stock held by employees, former employees, consultants, former consultants or directors of the Acquired Corporation and outstanding under a stock option plan of the Company.

Company’s Accountants.    “Company’s Accountants” means PricewaterhouseCoopers LLP and any other accountant(s) that have provided (or provides) services to or on behalf of the Company in connection with the transaction contemplated by this Agreement.

Company’s Counsel.    “Company’s Counsel” means Brobeck, Phleger & Harrison LLP and any other legal counsel that has provided (or provides) services to or on behalf of the Company in connection with the transactions contemplated by this Agreement.

Company’s Financial Advisor.    “Company’s Financial Advisor” means any financial advisor that has provided (or provides) services to or on behalf of the Company in connection with the transactions contemplated by this Agreement.

Consent.    “Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contract.    “Contract” means any written agreement, contract, subcontract, lease, instrument, note, warranty, insurance policy, benefit plan or other legally binding commitment.

Damages.    “Damages” consists of any loss, damage, injury, liability, claim, demand, settlement, judgment, award, fine, penalty, tax, fee (including reasonable attorneys’ fees), charge, cost (including reasonable costs of investigation) or expense.

Disclosure Schedule.    “Disclosure Schedule” means the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company.

Encumbrance.    “Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity.    “Entity” means any corporation (including any non–profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

ERISA.    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

Excess Liabilities.    “Excess Liabilities” means $50,000.

Excess Transaction Fees.    “Excess Transaction Fees” means the difference between (i) the amount of fees, costs and expenses paid or payable to the Company’s Counsel, the Company’s Accountants and the Company’s Financial Advisor in connection with this transaction or any other transaction, except as contemplated by this Agreement, minus (ii) the Maximum Transaction Fees.

Exchange Act.     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

Governmental Authorization.    “Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body.    “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi–governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

HSR Act.     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Indemnitees.    “Indemnitees” means the following Persons: (a) Parent; (b) Parent’s current and future affiliates (including Merger Sub); (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above; provided, however, that none of the Stockholders is deemed to be an “Indemnitee.”

Legal Proceeding.    “Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

Legal Requirement.    “Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code,

edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Maximum Transaction Fees.    “Maximum Transaction Fees” means $75,000.

Merger Stockholder.    “Merger Stockholder” shall mean each Stockholder that actually receives Merger Consideration pursuant to Section 1.5.

Parent Common Stock.    “Parent Common Stock” means the common stock (par value $0.001 per share) of Parent.

Person.     “Person” means any individual, Entity or Governmental Body.

Proprietary Asset.     “Proprietary Asset” shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, computer software, computer program, invention, design, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

Representatives.    “Representatives” means officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

SEC.    “SEC” means the United States Securities and Exchange Commission.

Securities Act.     “Securities Act” means the Securities Act of 1933, as amended.

Stockholders.     “Stockholders” means the stockholders of the Company.

Tax.     “Tax” means any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value–added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return.    “Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.